Exhibit 99.1

IntelGenx Announces Manufacturing Partnership and Ownership Position in Manufacturing Facility

SAINT LAURENT, QUEBEC, May 4, 2010 - IntelGenx Corp. (IGX) (US:IGXT) ("IntelGenx") a wholly-owned subsidiary of IntelGenx Technologies Corp., today announced that on April 30, 2010, IntelGenx entered into a Memorandum of Agreement ("Agreement") with Pillar5 Pharma Inc. Pursuant to the Agreement, IntelGenx undertakes to use its best efforts to ensure that distributors of IntelGenx’ oral solid dose pharmaceutical products developed for commercial production be directed to Pillar5 for purposes of negotiating a manufacturing agreement requiring Pillar5 to manufacture those products. As consideration for this undertaking, Pillar5 issued to IntelGenx 114 voting common shares of Pillar5, representing 10% of the issued and outstanding shares of Pillar5. The shares will be held in escrow and are forfeitable by IntelGenx until Pillar5 achieves certain revenue targets and are subject to restrictions on transfer pursuant to the Agreement. IntelGenx has a right of first refusal in the event of bona fide sale to a third party of all of the shares or substantially all of the assets of Pillar5. Pursuant to the Agreement, IntelGenx has the right to designate a nominee to serve on the board of directors of Pillar5 and Pillar5 has the right to designate a nominee to serve on the board of directors of IntelGenx Technologies Corp.

"We previously announced the manufacturing site change of our CPI-300 product to Pillar5, so the negotiation and completion of this Agreement was a natural progression for us," said Dr. Horst G. Zerbe, President and Chief Executive Officer of IntelGenx. "Recent experiences have re-emphasized the importance of securing strong and reliable manufacturing partnerships for our products. The Pillar5 facility has a long-standing record of manufacturing quality product for the pharmaceutical industry and is equipped with state-of-the-art equipment, infrastructure and processes. We are therefore very excited to be partnering with Pillar5, and proud of our ownership position in the facility"

In connection with the Agreement, the Company entered into an Acknowledgment and Agreement, pursuant to which the Company became party to a Shareholders Agreement, dated as of January 22, 2010, with Pillar5 and its shareholders. The Shareholders Agreement provides for restrictions on transfer and drag-along rights with respect to the Pillar5 shares.

About IntelGenx Corp.:

IntelGenx Corp. is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of pain, hypertension, osteoarthritis and depressive disorders. More information is available about the company at www.intelgenx.com.

About Pillar5:

Pillar5 Pharma Inc. is a private company based in Arnprior, Ontario. The Anprior manufacturing facility was established in 1956 by Pfizer Canada Inc. and acquired recently by Pillar5 from KEATA Pharma Inc. With nearly 100 employees, the facility has a long-standing record of manufacturing quality product for the pharmaceutical industry and "a foundation of excellence". With millions of dollars in investment over the past many years, the Arnprior manufacturing facility is equipped with state-of-the-art equipment, infrastructure and processes, along with proven expertise in the manufacturing and packaging of oral solid and sterile ophthalmic products.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

Contacts:
IntelGenx Corp.
Dr. Horst G. Zerbe
President and CEO
+1 514-331-7440 (ext. 201)
+1 514-331-0436 (FAX)
horst@intelgenx.com
www.intelgenx.com